EXHIBIT 4.7(a)



                   MILLENNIUM CHEMICALS INC.

               EXECUTIVE LONG-TERM INCENTIVE PLAN
               (Effective as of January 1, 1997)



Section 1.     Establishment.

     Millennium Chemicals Inc., a Delaware corporation
("Millennium"), hereby establishes, effective as of January 1, 1997, an unfunded incentive compensation plan to be known as the "MILLENNIUM CHEMICALS INC. EXECUTIVE LONG-TERM INCENTIVE PLAN"
(hereinafter referred to as "the Plan").

Section 2.     Purpose.

     The purpose of this Plan is to retain and reward key policy making and senior managerial employees for achieving long-term performance goals designed to enhance shareholder value.

Section 3.     Definitions.

     Whenever used herein, the following terms shall have the meanings set forth below:

     (a)  Account means the account established under Section 6.

     (b) Award means an opportunity to earn an amount of incentive compensation granted in an Award Year to a Participant pursuant to Section 7.

     (c) Award Year means the calendar year in which Awards are granted.

     (d) Board of Directors means the Board of Directors of the Company, except as otherwise specifically stated.

     (e)  Company means Millennium Chemicals Inc..

     (f) Earned Award means that portion of an Award earned by a Participant based on his or her Employer's and/or the Company's performance as measured at the end of each Performance Cycle against targets established by the Compensation Committee of the Board of Directors at the commencement of each Performance Cycle.

     (g)  Employer means the respective operating company
          (Millennium Inorganic Chemicals Inc., Millennium
          Petrochemicals Inc. and Millennium Specialty Chemicals
          Inc. or an operating subsidiary of any such company, as the case may be) with whom a Participant is employed.

     (h) Participant means an executive or senior manager (or a former executive or senior manager) of an Employer who has been credited with one or more Awards under this Plan and whose Account has not been fully depleted by distributions or forfeitures.

     (i) Performance Cycle means a three-year period over which an Employer's performance shall be measured for purposes of determining the amount of an Earned Award by a Participant. A new Performance Cycle shall commence each January 1.

     (j) Retirement Age means the age at which a Participant attains normal retirement age for an unreduced benefit under the defined benefit plan in which he or she is a participant.

     (k) Total and Permanent Disability shall have the same meaning that such term (or similar term) has under the long-term disability plan in which the Participant is covered.

Section 4.     Eligible Executives.

     Participation in the Plan shall be limited to key policy making executives and senior managers of the Company or an Employer, as selected and approved by the Compensation Committee of the Board of Directors.

Section 5.     Period of Participation.

     An executive or senior manager for whom a grant has been made shall be a Participant under the Plan until his or her entire interest in the Plan either has been distributed or forfeited.

Section 6.     Account.

     The Company shall maintain a bookkeeping Account for each Participant, to which is credited annual Awards, and from which is debited distributions of Earned Awards and forfeitures under the Plan.
Section 7.     Awards.

     (a) At or shortly following the commencement of each Award Year, the Compensation Committee of the Board of Directors shall designate the senior executives and senior managers of an Employer to be eligible for grants of an Award. All awards shall be in the form of a cash compensation award relating to services to be performed and performance targets to be met in a Performance Cycle. A Participant shall earn the Award or portion thereof, based on his or her Employer's attainment of performance targets established by the Compensation Committee of the Board of Directors for each Performance Cycle.

     (b)  Performance Levels.

     The amount of an Award which can be earned will depend upon the performance results of a Participant's Employer and/or the Company measured against performance levels which are referred to as :

       (1)  "primary" level performance; and

       (2)  "excess" level performance.

       The Compensation Committee, in its sole discretion, may also establish "entry" level performance goals which must be met before a participant is eligible to earn any portion of his or her "primary" or "excess" level award.

  (c)  Weighting.   Awards may, in the sole discretion of the
       Compensation Committee, be weighted against the consolidated results of the Company and/or an Employer in such percentages as the Compensation Committee may determine.

  (d) Calculation. The initial value of each Participants Award shall be expressed as a percentage of a Participant's annual bonus percentage of salary, as determined by the Compensation Committee of the Board of Directors with regard to each Participant, at the commencement of each Performance Cycle (and excluding any "top hat", special or other incentive arrangements which may be in existence or adopted subsequent to the commencement of a Performance Cycle).

  Section 8.     Payment of Awards.

       Subject to Section 11 herein: (i) for each Performance Cycle in which a Participant earns an Award, he or she shall be paid 50% of the Earned Award within ninety (90) days of the end of each such Performance Cycle and (ii) the remaining 50% of the Earned Award shall be credited to an Account in the Participant's name and, subject to the forfeiture provisions herein, shall be paid or distributed in equal installments over five (5) years on the anniversary date of the last day of the Performance Cycle for which such payments are being made.

 Section 9. Interest.

       Simple interest shall be credited to each Earned Award, from and after the last day of each Performance Cycle until paid, at the 2 1/2 year Money Market Rate as reported by Chase Manhattan Bank or its successor at the end of each Performance Cycle. Interest shall be paid only on and in respect of each installment, as and when distributed.

       Section 10.    Vesting in Account.

       A Participant shall be entitled to receive the remaining 50% of an Earned Award at the rate of 10% per year over the five years following the end of the Performance Cycle. A Participant shall be fully vested in Earned Awards in his or her Account in the event of the Participant's retirement (as defined in Section 3(j)), death, permanent or total disability or termination of employment for reasons other than cause or resignation.

  Section 11.    Forfeitures.

       In the event that either:

  (a) the Participant is terminated for cause, a forfeiture under this subsection (a) shall occur even if the Participant has attained his or her Retirement Age;
         or,

  (b)  the Participant terminates employment (voluntarily or for cause) prior to Retirement Age, the Participant shall forfeit any remaining balance in his or her Account, and nothing shall be payable thereafter to the Participant or any Beneficiary under the Plan.

       For purposes of this agreement, "cause" shall mean the willful neglect of the performance of duties by the Participant or the charge and ultimate conviction of a felony (or a pleading of nolo contendere) by the Participant or engaging in theft of company property, self dealing, having a conflict of interest and/or being found to have willfully breached Company policy, whether or not during the course of his or her employment.
  Section 12.    Death, Retirement, Disability.

       Upon termination of employment with the Company on or after the Participant's Retirement Age, or on account of the Participant's Total and Permanent Disability or Death, or for reasons other than cause or resignation, he or she shall be paid the remaining Earned Awards held in the Participant's Account in full in the form of a lump sum. Awards for the Performance Cycles in which such death, retirement or disability occurs shall be paid to a disabled or retired Participant or to the Participant's estate or beneficiary only after the completion of that Performance Cycle and only to the extent such Award becomes an Earned Award, provided the Participant has remained in the employ of the Employer for the entire first year of each such Performance Cycle.

  Section 13.    Change of Control/Sale of an Employer.

  (a)  Unless the Board of Directors otherwise directs by
              resolution prior to the occurrence of a Change of Control (as hereinafter defined), in the event of a Change of Control:

  (1)       As of the date of the Change of Control, 100% of all
                   outstanding but unearned Awards shall be deemed Earned Awards to the extent of achievement of the "primary" or expected level of performance against the performance goals of the relevant performance cycle.

  (2)       Earned Awards, including unpaid installments of Earned
                   Awards outstanding prior to the Change of Control, shall not be subject to forfeiture for any reason.

  (3)       Earned Awards, including installments of Earned Awards
                   outstanding prior to the Change of Control, shall be distributed and paid in full within 90 days following the Change of Control.

  (b)  For purposes of this Section 13, "Change of Control" shall mean that:

  (1)       in the good faith judgment of the Board of Directors
                   as constituted prior to the Change of Control, 30% or more of the Common Stock of Millennium Chemicals Inc. has been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934) other than directly from Millennium Chemicals Inc.;

  (2)       the stockholders of Millennium Chemicals Inc. approve
                   a merger or consolidation of Millennium Chemicals Inc. with any other corporation, other than a merger or consolidation which would result in the voting securities of Millennium Chemicals Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Millennium Chemicals Inc. or such surviving entity outstanding immediately after such merger or consolidation, except that a merger or consolidation effected to implement a recapitalization of Millennium Chemicals Inc. (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of Millennium Chemicals Inc.'s then outstanding securities shall not constitute a Change of Control of Millennium Chemicals Inc.; or

  (3)       20% or more of the directors elected by shareholders
                   to the Board of Directors of Millennium Chemicals Inc. are persons who were not nominated or elected at the most recent three annual meetings of the shareholders of Millennium Chemicals Inc.; or

  (4)       the stockholders of Millennium Chemicals Inc. approve
                   a plan of complete liquidation of Millennium
                   Chemicals Inc. or an agreement for the sale or disposition by Millennium Chemicals Inc. of all or substantially all of the Company's or Millennium Chemicals Inc.'s assets.

  (c)  In the event of a sale by the Company or by one of its affiliates of all of the stock or assets of an Employer of a Participant to any person, firm or entity (which is not a direct or indirect subsidiary or affiliate of the Company and unless the purchaser of such Employer expressly assumes the provisions of this Plan with respect to such Employer, the Compensation Committee of the Board of Directors of the Company may determine and credit Awards for such Participants with respect to the current Performance Cycle(s), concurrent with such sale, as if it were the last day of such Performance Cycle(s) equal to the value of an Award for each such Participant during such Performance Cycle(s) assuming the "primary" or "expected" level of achievement was attained; in which case

  (1)       All Such Participants shall be fully vested in such
                   level of outstanding Awards in their Accounts and with respect to any Earned Awards or portion thereof which have not been distributed, and;

  (2)       All such Earned Awards in each such Participant's
                   account, shall be paid in cash to such
                   Participant not later than 90 days following the closing of the sale of such Participant's
                   Employer.

  For the avoidance of doubt, in the event that the stock of any Employer shall be distributed, directly or indirectly, by way of a dividend, a distribution or otherwise to Millennium Chemicals Inc.'s shareholders, such event shall not be deemed to be a Change-in-Control, and the Employer shall thereupon be responsible to each Participant of such Employer for any outstanding Awards or Earned Awards depending on the Employer's performance for each Performance Cycle in accordance with the provisions of this Plan; provided, however, in the event of any such spin-off, the name of the new parent entity of the Employer shall be substituted for Millennium Chemicals Inc. in the above provisions.

  Source 14.     Source of Payment.

       Payments under this Plan shall be made out of the Employer's general assets.

  Source 15.     Unsecured Interest.

       No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Employer or the Company. The right to receive payments under the Plan shall be no greater than the right of any unsecured general creditor of the Employer or the Company.

  Section 16.    Employment.

       Nothing in the Plan shall interfere with or limit the right of the Company or the Employer to terminate any Participant's employment at any time.

  Section 17.    Nontransferability.

       In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant or Beneficiary. No Participant or Beneficiary shall have the right to alienate, anticipate or otherwise dispose of any interest under the Plan and, to the extent permitted under applicable law, any attempt to charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

  Section 18.    Administration.

       The Plan shall be administered by the Compensation Committee of the Board of Directors who may from time to time establish rules for the administration and interpretation of the Plan. The determination of the Compensation Committee of the Company's Board of Directors on all questions of interpretation or construction shall be final, binding and conclusive on all persons.

  Section 19.    Applicable Law.

       The Plan shall be governed and construed in accordance with the laws of the State of Delaware.

  Section 20.    Withholding.

       The Company and the Employer shall have the right to deduct from any payments from the Plan the amount of any federal, state or local taxes which, in the Company's sole determination, should be withheld.

  Section 21.    Amendment and Termination.

       The Company expects the Plan to continue, but since future conditions affecting the Company and Participants cannot be foreseen, the Board of Directors of the Company necessarily must and does hereby reserve the right to amend, modify or terminate the Plan at any time by action of the Board of Directors.
  Notice of such amendment, modification or termination shall be given in writing to each Participant.





  As Approved by the Compensation Committee


  /s/ George H. Hempstead
  ___________________________________
  George H. Hempstead, III